Allianz Life Financial Services, LLC 5701 Golden Hills Drive Minneapolis, MN 55416-1297
800.542.5427

General Agency Agreement

This is an agreement (“Agreement”) between

 (“Broker/Dealer”), and

 (“Life Agent or Agency”), (Broker/Dealer and Agency taken together and referred to as “General Agent”), and Allianz Life Financial Services, LLC (“Allianz”).
Recitals:
1.
General Agent is itself, or is affiliated with an entity which is registered as a broker/dealer with the Securities and Exchange Commission (“SEC”) and which is a member of the Financial Industry Regulatory Authority (“FINRA”), and is duly licensed as a life insurance agency under the insurance laws of the various states in which it operates.

2.
Allianz has been authorized by Allianz Life Insurance Company of North America and Allianz Life Insurance Company of New York (hereinafter collectively referred to as “Life Company”) to obtain and appoint general agents of Life Company to solicit for and sell those variable insurance contracts (“Contracts”) which are described on the Commission Schedule which is attached hereto and incorporated herein.

3.	The parties desire General Agent to solicit for and sell the Contracts.

NOW, THEREFORE, for such good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Appointment. General Agent is hereby appointed as a general agent of Life Company for the sale of the Contracts in those states where General Agent is duly licensed to do so and where Life Company is authorized to sell such products. General Agent shall have no exclusive territory for the sale of the Contracts. Allianz shall inform General Agent of those jurisdictions in which the Contracts may be lawfully sold.

2.
Authority to Solicit and Sell. General Agent shall have the authority to solicit sales of the Contracts, obtain completed applications therefore and accept premiums paid thereon. Such solicitations and sales shall be pursuant to and conducted in accordance with the rules, policies, and procedures of Life Company and Allianz. Applications for the Contracts shall be on forms duly authorized by Life Company and the solicitation of applications shall be in accordance with all applicable federal and state securities laws and the insurance laws and regulations of the various states in which such Contracts are sold.

All applications and premiums shall be promptly remitted to Allianz or to Life Company in accordance with the rules, policies, and procedures of Allianz and Life Company applicable to such transactions and in accordance with applicable law pertaining to prompt delivery. Premiums are received by General Agent for Allianz or Life Company. Checks for initial premiums shall be made payable to the applicable insurance company and signed by the applicant. General Agent shall not accept money orders or third party checks or cash; however checks received from other companies in rollovers and transfers are acceptable.
No solicitation for a Contract shall be made by any person associated with General Agent unless and until such person has been duly appointed as an agent of Life Company in accordance with applicable insurance laws and regulations. General Agent is not authorized to solicit for the sale of the Contracts in any jurisdiction where such product is not duly authorized to be sold.
General Agent shall not accept a signed application for a Contract without delivering the current prospectus and, where required by state insurance law, the current statement of additional information.
3.
Authority to Recommend Appointment of Agents. General Agent is authorized to recommend to Allianz those persons associated with General Agent to be appointed as agents of Life Company and to be authorized to solicit for the sale of the Contracts in accordance with this Agreement (hereinafter “Associated Persons”). Allianz and Life Company shall have absolute discretion to accept or reject such recommendation for the appointment of any person as an agent for the sale of the Contracts. Allianz and Life Company shall also have the absolute right to terminate any such person as an agent of Life Company.

General Agency Agreement
M1252 (2/2021)

4.
Licensing, Training, and Compliance. General Agent shall be responsible for assuring that it, its affiliates, and its officers, directors, employees, and sales personnel obtain and maintain all licenses, registrations, and appointments required by any law, regulation, or other requirement of the SEC, the FINRA, or of any jurisdiction where the Contracts are to be sold.

General Agent shall be responsible for background investigations, including credit checks, of its Associated Persons to determine their qualifications, good character, and moral fitness to sell Contracts. Such background investigation will be conducted before recommending Associated Persons for appointment with the Life Company.
General Agent shall have the sole responsibility for the training and supervision of all its Associated Persons.
General Agent shall have the responsibility for compliance with all laws, rules and regulations applicable to the solicitation and sale of the Contracts by General Agent and its Associated Persons.
General Agent and its Associated Persons shall, in the solicitation and sale of the Contracts, comply with the Allianz or Life Company rules, policies, and procedures in the “Doing Business with Allianz Life Financial Services, LLC” document which is attached hereto as Exhibit A and incorporated herein by reference. Any updates to the “Doing Business with Allianz Life Financial Services, LLC,” document transmitted by Allianz or Life Company to General Agent shall be incorporated into and become a part of this Agreement.
General Agent shall notify Allianz promptly in the event (1) an Associated Person is convicted of a felony; (2) of disciplinary action against an Associated Person by a regulator; or (3) an Associated Person is terminated by General Agent, regardless of the reason for such termination. General Agent shall also notify Allianz promptly of any regulatory proceeding that involves the General Agent pertaining to Life Company products or services. General Agent shall notify Allianz promptly regarding any complaint pertaining to Life Company products or services.
5.
Advertisements and Sales Literature. General Agent and its Associated Persons shall use only those sales, advertising and promotional materials which have been approved in writing by Allianz. Any sales materials created by General Agent or its Associated Persons that refer to Life Company, Allianz, or Life Company products must be submitted to Allianz for prior review and approval. This applies to sales material in paper, electronic, or any other form.

General Agent and its Associated Persons, in marketing Contracts, shall not give any information to clients or make statements other than, or inconsistent with, information in the prospectus, statement of additional information, or approved sales materials.
6.
Compensation. General Agent shall receive commissions on premiums on all contracts issued as a result of applications obtained by it and accepted by Life Company. Commissions payable hereunder are specified in the Commission Schedule which is attached hereto as Exhibit B and incorporated herein by reference. Such Commission Schedule may be amended or modified at any time without notice. Any such amendment or modification shall apply only to applications dated after the date of such modification or amendment.

In the event an application or premium payment is rejected or if a premium is refunded to a purchaser and General Agent has received compensation on the amount so rejected or refunded, General Agent shall promptly repay such compensation. Also, repayment of commissions may apply to surrenders as specified in the Commission Schedule. If such repayment is not made within 15 days of notice, Allianz and/or Life Company may, at its option, deduct such amount from any future payments due General Agent or may otherwise institute proceedings against General Agent to recover such amounts. The right to repayment of compensation and the right to deduct from future payments shall survive the termination of this agreement.
In the event that servicing responsibility for a Contract is transferred to another broker/dealer, all compensation payable with respect to such Contract after such transfer shall be paid to such other broker/dealer.
All commission payments shall immediately cease in the event that this Agreement is terminated by Allianz or Life Company for cause.
General Agent authorizes Allianz and/or Life Company to set off liabilities of General Agent to Allianz or Life Company, or any affiliate against any amounts otherwise payable to General Agent.
7.
Relationship of the Parties. General Agent and each of its agents and affiliates will act as an independent contractor under the terms of this Agreement and not as an agent, employee or a legal representative of Life Company or Allianz for any purpose.

Neither party has any right or authority to supervise or control the activities of the other party’s Associated Persons, agents or employees in connection with the performance of this Agreement.
No party has the right pursuant to this Agreement to bind any other party in any way, to receive service of process or any notice for another party, or to accept any application of any kind.
General Agency Agreement
M1252 (2/2021)

General Agent shall pay all expenses incurred by it in the performance of this Agreement unless otherwise specifically provided for in this Agreement or as may be agreed to in writing by Allianz.
8.
Web Site Access and Electronic Orders. General Agent is responsible for any transactions entered by its Associated Persons electronically, until three (3) business days after Allianz receives written notice that a specific Associated Person should not have transactional authority. Unless prohibited by law, General Agent is responsible for all communications and transactions transmitted electronically by means of the user name and password for General Agent or any Associated Person for individual on-line access to one of the web sites operated by Allianz or Life Company unless the communication was made without the consent of General Agent or any Associated Persons and resulted solely from Life Company’s failure to keep the applicable user name and password confidential.

9.	Performance in Accordance with Law. Each party agrees to perform its obligation hereunder in accordance with all applicable laws, rules, and regulations now or hereafter in effect.
10.
Compliance Certification and Oversight. Allianz reserves the right to request a written certification stating that General Agent is in compliance with all applicable laws and regulations. In addition, Allianz reserves the right to conduct ongoing oversight on General Agent and its activities related to this Agreement. This ongoing oversight may include requesting copies or summaries of General Agent’s policies and procedures and/or requiring completion of a due diligence questionnaire. Oversight activities may be conducted via email, phone, electronic questionnaires, at General Agent’s physical location(s), or as otherwise deemed appropriate by Allianz. If an on-site review is requested, General Agent shall make its offices, policies, procedures, information systems, personnel, etc. available to Allianz during regular business hours.

11.	Privacy, Information Security and Confidentiality.
a.
Privacy and Information Security Laws. Each party to this Agreement agrees to comply with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission as applicable, as well as with any other applicable federal or state privacy laws and regulations, including but not limited to the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq. and the California Consumer Privacy Act of 2018 (Cal. Civ. Code §§ 1798.100 et seq.) and the regulations promulgated thereunder, as well as any similar federal or state consumer privacy laws or regulations issued after the effective date of this Agreement, if applicable (collectively, the “Privacy Laws”). The parties further agree to comply with applicable state and federal cybersecurity laws and regulations, including but not limited to 23 NYCRR Part 500 as issued by the New York Department of Financial Services (“NY Cybersecurity Regulation”) and the National Association of Insurance Commissioners (NAIC) Insurance Data Security Model Law as adopted by the individual states (collectively, the “Cybersecurity Laws”).

b.
Definition of Personal Information. The term “Personal Information” as used herein shall mean financial and health information furnished by (i) a product owner, (ii) an applicant for a product that was not issued, or (iii) a beneficiary, insured or annuitant who is not the product owner for use in connection with the application for, or administration of Contracts of Life Company and shall include “Nonpublic Personal Information,” as the term is defined under the Privacy Laws and “Nonpublic Information,” as the term is defined under the Cybersecurity Laws.

c.
Written information security program. Each party represents and warrants that it maintains a written information security program that contains administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of Personal Information. The written information security program is based on each party’s risk assessment and includes the use of multifactor authentication or risk-based authentication to limit access to relevant information systems and Personal Information as well as the use of encryption to protect Personal Information in transit and at rest. Each party represents that it will hold Allianz Personal Information at least as securely as its own information.

d.
Confidentiality. A party shall not use Personal Information for any purpose other than as required for the performance of that party’s obligations under the Agreement. No party will disclose any Personal Information received in connection with this Agreement to any other person, except: (i) to the extent required to carry out the obligations set forth in this Agreement; (ii) as otherwise required or permitted by law or regulation; or (iii) as requested by a regulatory body or governmental agency or body having jurisdiction over the disclosing party. In the event a party must disclose Personal Information to its third party service provider to carry out its obligations set forth in this agreement, such disclosure will only be done if the third party service provider has agreed in writing to be bound by confidentiality requirements similar to those found in this Agreement. Under no circumstances may General Agent sell Personal Information to third parties without the express written authorization of Life Company.

e.
Data Security Breach. Each party agrees that, should there be any unauthorized access to Personal Information it will notify the other parties of such unauthorized access. Notification is to occur promptly after determination that a security incident may have occurred and will contain reasonable details relating to the incident. Each party will cooperate on an as-needed basis with

General Agency Agreement
M1252 (2/2021)

another party to this Agreement who undertakes an investigation of the incident. Each party with a security incident will keep the other parties to this Agreement informed of actions taken in connection with its response to each security incident involving Personal Information. Each party to this Agreement will act in good faith, and work with and assist the party with a security incident with any required customer notification or remediation; such activities will be consistent with applicable laws, rules, and regulations including, but not limited to, the Privacy Laws and the Cybersecurity Laws. The party with a security incident shall indemnify and hold the other parties to this Agreement harmless from any cost or expense of remediation, unless the negligence or willful misconduct of a party who did not experience a security incident contributed to the breach.
f.
Return of Personal Information. Upon termination of this Agreement, and subject to General Agent’s books and records, legal or regulatory retention requirements, General Agent will destroy all Personal Information obtained pursuant to this selling agreement in its (including any of its Associated Persons, employees or agents) possession, custody or control, or, upon request of Allianz and/or Life Company, return such Personal Information to Allianz and/or Life Company. To the extent return or destruction is not feasible, General Agent will extend the protections of this Section 11 to such Personal Information for as long as the information is in its (including any of its Associated Persons, employees or agents) possession, custody or control. Upon termination of this Agreement, General Agent will provide Allianz and/or Life Company with a certification as to how it complied with this section.
g.	Survival. The obligations outlined in this section survive termination of the Agreement.
12.	Anti-Money Laundering and Sanctions.
a.
Anti-Money Laundering. Each party represents that it has established an Anti-Money Laundering (AML) Program that complies with all material aspects of the Bank Secrecy Act, as modified by the USA Patriot Act of 2001 and other applicable anti-money laundering laws and regulations. Each party agrees to take action to comply with any new or additional anti-money laundering regulations.

General Agent must positively identify each applicant for any products distributed by Allianz by reviewing and validating unexpired identification documentation. A government issued photo identification card, such as a driver’s license, passport, or state issued photo identification card, is required. The name and photo on the identification must match the name and appearance of the applicant. If the information on the identification document does not match, General Agent or its Associated Person must inform the applicant that the application cannot be accepted. General Agent must retain this identification documentation for a period of not less than five (5) years from the date of the product application and make the information available to Allianz and/or Life Company upon request.
A transaction must not be completed if the General Agent or its Associated Person believes it involves the proceeds from criminal activity, violates AML laws or regulations or is not in compliance with the General Agent’s policies and procedures and/or the AML policies and procedures of Allianz and Life Company.
b.
Sanctions. The parties represent and warrant that they have policies, procedures and internal controls in place which are reasonably designed so that no party or any party’s subsidiaries, officers, directors, Associated Persons, or employees is an individual or entity (“Person”) that is, or is controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. Each party will continue to undertake appropriate due diligence to ensure that neither that party nor any of its subsidiaries nor any officer, director, Associated Persons, or employee of it or its subsidiaries is subject to
Sanctions. Each party represents that the foregoing policy prohibits it and its officers, directors, employees and other representatives from soliciting or focusing its marketing efforts directly or indirectly to any Person who is subject to Sanctions. Each party acknowledges its ongoing and continuing obligations to comply with the applicable Sanctions. Each party will provide reasonable assistance to the other parties hereto in connection with their respective obligations under the applicable Sanctions; however, each party is responsible for its own compliance with the applicable Sanctions.
A transaction must not be completed if the General Agent or its Associated Person believes the Person applying for a Life Company policy is subject to any Sanctions or is not in compliance with the General Agent’s sanctions policies and procedures and/or the sanctions policies and procedures of Allianz and Life Company.
13.
Business Continuity Plan. The parties agree that each of them has in place a Business Continuity Plan which is (i) commercially reasonable; (ii) reasonably designed to comply with all applicable laws, rules and regulations; and (iii) tested and continuously reviewed by the respective party’s management.

14.	Notification of Claims, Demands, or Actions. Each party hereto shall promptly notify the other in writing of any complaint,
General Agency Agreement
M1252 (2/2021)

claims, demands, or actions having any bearing on this Agreement. The parties agree to cooperate in any investigation of any complaint, claims, demands or actions, including providing documents or other information as requested by the investigating party.
15.
Termination. This Agreement may be terminated without cause, for any reason, by either party and such termination will become effective thirty (30) days after the mailing or emailing of a notice of termination to the other party as provided in Section 26, Notice. This Agreement may be terminated by either party for cause upon a material breach of the terms of this Agreement and such termination will become effective upon the evidence of receipt of a notice of termination sent to the other parties as provided in Section 26, Notice. Notwithstanding the generality of the foregoing, Allianz may immediately terminate this Agreement for cause without prior notice if General Agent or any of its Associated Persons, as determined by Allianz in its reasonable judgment,: (i) withhold, misappropriate or fail to pay or return to Allianz or Life Company any monies or debts due Allianz or Life Company; (ii) engage in any conduct (including malfeasance, misfeasance or nonfeasance) that in any manner subjects or may subject Allianz or Life Company to liability; (iii) commit an act of embezzlement; (iv) fail to comply with any applicable laws, rules, or regulations of any federal, state or other governmental agency or body, or any SRO; or (v) commit any fraud or misrepresent the provisions, benefits or premiums of the Contracts. Failure of a party to terminate this Agreement upon knowledge of a cause shall not constitute a waiver of the right to terminate at a later time for such cause. This Agreement shall automatically and immediately terminate in the event of General Agent’s bankruptcy, insolvency or involuntary assignment of this Agreement for the benefit of creditors, the dissolution, sale, merger or liquidation of General Agent, or if General Agent shall cease to be a member of FINRA, or to possess the requisite licenses and appointments. General Agent agrees to immediately notify the other parties of such occurrence. Termination shall not affect General Agent’s right to any compensation earned on premiums received and accepted by Life Company prior to the effective date of such termination, except in the event of termination for cause, in which case General Agent’s right to compensation shall cease immediately.

16.
Indemnification. Each party shall indemnify and hold harmless the other parties to this Agreement , their officers, directors, employees and controlling persons from and against any damages, losses, liabilities, judgments, settlements, costs and expenses of any nature whatsoever (including reasonable attorney’s fees and court costs) or cause of action, asserted or brought by anyone, resulting or arising out of or based upon an allegation or finding of: (1) any act or omission of a party, their employees, Associated

Persons or agents in connection with the offer or sale of the Products, or (2) any misrepresentations, breach of warranty or failure to fulfill any covenant, warranty, or obligation made or undertaken by another party hereunder.
17.
Entire Agreement. This Agreement is the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all proposals or agreements, oral or written, related to the subject matter of this Agreement.

18.
Modification of Agreement. Subject to the right of Life Company and Allianz to establish new or modified procedures and commission schedules as set out in Section 4, Licensing, Training and Compliance, and Section 6, Compensation, of this Agreement, this Agreement can only be modified by a written agreement duly signed by the persons authorized to sign agreements on behalf of the parties. Variance from the terms or conditions of this Agreement or any order or other written notifications will be of no effect.

19.
Separability of Provisions. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby.

20.
Assignment. This Agreement and the rights, duties, and obligations of the parties hereto shall not be assignable by General Agency without the prior written consent of the Life Company and Allianz, and any purported assignment shall be void.

21.
Waiver. No waiver by either party of any default by the other in the performance of any promise, term, or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other covenant, promise, term, or condition hereof. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof.

22.	Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, and permitted assigns.
23.
Arbitration. Any controversy relating to this Agreement that is not subject to arbitration before the FINRA shall be determined by arbitration in the City of Minneapolis, Minnesota, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All parties agree to be bound by the results of this arbitration and judgment may be entered and enforced in any court of competent jurisdiction.

General Agency Agreement
M1252 (2/2021)

24.
Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota and each of the parties hereby consents to personal jurisdiction of the state and federal courts located in the state of Minnesota.

25.	Captions. Captions contained in this Agreement are for reference purposes only and do not constitute part of this Agreement.
26.
Notice. All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be deemed given when sent, whether by email or deposited in the U.S. Mail to the following:

To Allianz:	To General Agent:
Allianz Life Financial Services Attn: Advisory & Strategic Accounts 5701 Golden Hills Drive Minneapolis, MN 55416 Email:
General Agency Agreement
M1252 (2/2021)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates below, and this Agreement shall take effect as of the last date below.

Name of Broker/Dealer Name of Life Agent or Agency

By:   By:

Print Name and Title Print Name and Title

Date Date

Allianz Life Financial Services, LLC

By:

Print Name and Title

Date
General Agency Agreement
M1252 (2/2021)